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                                                                   EXHIBIT 10.17

                             PARTICIPATION AGREEMENT
                                   TRAVA FIELD
                              CROOK COUNTY, WYOMING

ESSEX ENERGY INC, of 1000-530 Eighth Avenue S.W., Calgary, AB, T2P 3S8, Canada, (hereinafter referred to as "Essex") and GEOCAN ENERGY INC., of 800-717 Seventh Avenue S.W. Calgary AB, T2P 0Z3, (hereinafter referred to as "Participant"), hereby agree to enter into an agreement to drill and develop certain lands located in Crook County, Wyoming, subject to the following terms and conditions:

                                   ARTICLE I.
                                  CONSIDERATION

For and in consideration of US$7,500 due and payable upon execution of this Agreement, and for and in consideration of the further payment to be provided by Participant to Essex pursuant to the following paragraph hereof, Essex agrees to assign to Participant, without warranty of title either expressed or implied, other than in respect of any person claiming by, through, and under Essex, an undivided 25% working interest in the Trava Unit as described in Exhibit "A" attached hereto (hereinafter referred to as the "Farmout Lands"). By acquiring an undivided 25% working interest in the Farmout Lands, Participant shall hold an undivided 25% working interest in the producing Trava #3 and Trava #4 wells, in all field facilities and other tangibles as well as all leases and other agreements relating thereto.

In addition to the above stipulated cash consideration Participant hereby agrees to pay as more particularly provided for in Article II hereof, a 50% share of the cost, risk and expense of drilling, testing, completing and equipping the initial test well (hereinafter referred to as the "Test Well"), or in the alternative in the event of a dry hole, Participant hereby agrees to pay an undivided 50% share of the plugging and abandonment costs of the Test Well. Costs shall, include without, limitation the preparation of the drill site title opinion and the payment of surface damages and restoration costs.

Participant will be entitled to recover out of the proceeds of production from the Test Well, 100% of its drilling, completion and equipping costs, as well as the US $7,500 referred to in the first paragraph of this Article I, from 50% of production from the Test Well calculated on a lease net revenue interest of 75%. Until such time as Participant has recovered the foregoing costs, which, for greater certainty, shall be net of all royalties ("Payout"), Essex shall retain a 5% Gross Overriding Royalty (hereinafter referred to "GOR"). At Payout, Essex has the election of converting its GOR to an undivided 25% working interest in the Test Well whereupon the 50% working interest of the Participant shall reduce to an undivided 25% working interest in the Test Well.
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                                   ARTICLE II.
                                    TEST WELL

On or before 120 days from Essex's receipt of an executed counterpart of this Agreement, Essex hereby covenants and agrees that it shall commence, or cause to be commenced, the actual drilling of the Test Well to be located at a mutually agreeable location within the Farmout Lands and shall thereafter diligently and in a good and workmanlike manner proceed to drill said Test Well to a true vertical depth of 3800 feet beneath the surface of the earth, or to a depth sufficient to test the Minnelusa "A" sand as shown in the log of the Rock Oil, Trava #2 well located in the NwNw of Sec. 21, TWP 52N, RNG 67W, Crook County, Wyoming between the depths of 3630' and 3680', whichever is the lesser depth, (hereinafter referred to as "Total Depth"). Participant shall pay to Essex US$107,350 being Participant's estimated dry hole cost, as more particiularly set forth in the Authority for Expenditure ("AFE") set out in Exhibit "B" hereto, which payment shall be made immediately upon Essex confirming to Participant that Essex has contracted for a rig to drill the Test Well. Essex covenants and agrees with Participant that it will use such funds solely for the purpose of drilling and completing or abandoning the Test Well as provided for herein.

                                  ARTICLE III.
                                 SUBSTITUTE WELL

In the event the Test Well is lost or junked due to mechanical difficulty or other circumstances, then in lieu of drilling to Total Depth, Participant for a period of 60 days after rig release from the Test Well shall have the right to propose, as well as the option to participate in the drilling of a substitute well at approximately the same location as the abandoned Test Well. In the event Participant proposes the drilling of or elects to participate in the drilling of a substitute well, Essex covenants and agrees with Participant that such well shall be drilled within 60 days of said proposal or said election, receipt of Participants' estimated dry hole cost and estimated completion costs. All funds provided under Article II in connection with the Test Well which have not been expended shall be applied to the costs of drilling and completing or abandoning the substitute well. Essex shall drill such substitute well in a like manner and under the same terms and conditions to the depth specified for the Test Well, and the term "Test Well" as used herein shall be construed to include the substitute well drilled under the terms of this Agreement. In the event that a substitute well is not proposed or the Participant elects not to timely participate in the drilling of a substitute well, Essex shall no longer be required to deliver the assignment of interest to Participant heretofore mentioned and Participant shall forfeit the sum paid pursuant to Article I hereof as liquidated damages and not as a penalty, whereupon this Agreement shall be of no further force and effect with respect to Participant and whereupon all funds provided under Article II in connection with the Test Well which have not been expended shall be repaid by Essex to Participant.
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                                   ARTICLE IV.
           CASING POINT, COMPLETION ELECTION AND SUBSEQUENT OPERATIONS

After the Test Well has reached Total Depth, Essex or its designee shall test all prospective formations in accordance with prudent operating standards and in accordance with such standards as are applicable under the Operating Agreement (as hereinafter defined). "Casing Point" shall occur and is defined as that point in time when all tests, logs, coring and other evaluations have been completed and the borehole is in the condition to run production casing. In the event the Test Well is not completed and is plugged and abandoned as a dry hole, Participant shall bear 50% of all actual costs in connection with the drilling, testing, plugging and abandonment of the Test Well. Alternatively, should a completion attempt be made upon the Test Well, Participant shall bear 50% of all subsequent risks, costs and expenses in connection with such completion attempt including equipping. Should Participant elect pursuant to the Operating Agreement to participate in a completion attempt on the Test Well, Participant shall pay its share of the estimated completion costs as set forth in the AFE within 10 days from the date Participant elects to participate in such completion attempt. Notwithstanding the non-consent provisions contained in the Operating Agreement, any party who elects not to participate in the completion attempt on the Test Well shall be deemed to have forfeited to the consenting parties all of such non-consenting party's interest in the Test Well and the Farmout Lands. Furthermore, after Participant has earned an interest in the Farmout Lands hereunder, in the event Participant elects to participate in a subsequent well or wells, all such costs shall be borne by Essex and Participant in proportion to their respective working interests therein.


                                   ARTICLE V.
                               OPERATING AGREEMENT

All operations within the Farmout Lands and the AMI Area (as hereinafter defined) shall be conducted in accordance with the terms of this Agreement and an Operating Agreement substantially in the form as set out in Exhibit "C" attached hereto (the "Operating Agreement") which shall name Essex or its designee as operator. In the event of a conflict between the terms of this Agreement and the Operating Agreement, the terms of this Agreement shall prevail and control.

                                   ARTICLE VI.
                                WELL INFORMATION

Participant or its representatives shall have access at its own risk and at all times to the location and derrick floor during the drilling of any well hereunder. Participant shall further be entitled to all information concerning any well drilled hereunder on the Farmout Lands and Essex shall provide daily drilling reports to Participant relating thereto, unless Participant is delinquent in the payment of its joint interest billings to Essex for a period greater than 30 days in which event Essex at its sole option may withhold any information to Participant.
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                                  ARTICLE VII.
                             AREA OF MUTUAL INTEREST

Essex and Participant hereby agree to establish an Area of Mutual Interest ("AMI") comprised of Sections 15, 16, 17, 20, 21, 22, 27, 28, and 29 of Township 52 North and Range 67 West, Crook County Wyoming (the "AMI Area"). In the event that any party hereto hereafter acquires an oil and gas leasehold interest, or contractual right to earn an oil and gas leasehold interest, covering lands lying in whole or in part within the AMI Area, the acquiring party shall, in writing, offer to assign, without warranty of title, to the non-acquiring parties within fifteen (15) days of purchase or acquisition, the entire proportionate interest which the non-acquiring parties are entitled to acquire in the AMI Area under this Agreement. Such notice shall include a copy of the lease or contract, paid draft and other pertinent and available data. Each non-acquiring party shall, within fifteen (15) days after receipt of such offer, elect whether to purchase such interest by paying the acquiring party such non-acquiring party's proportionate part of the actual costs and expenses, if any, incurred by the acquiring party in acquiring such lease or contract. Failure of any non- acquiring party to timely notify the acquiring party shall be deemed as an election by such non- acquiring party not to acquire its ratable interest in the leasehold interest offered. When any non- acquiring party elects not to acquire its proportionate interest from the acquiring party, such non-acquiring party's interest in such lease or contract, which is the subject of such offer shall be wholly owned by the acquiring party and shall not be subject to this Agreement. If the acquisition consists of a farmout or agreement to earn a lease, a party electing to participate must also agree to participate actively in all operations necessary to comply with the provisions of such agreement. If any well drilled under this Agreement qualifies as an earning well under the terms of a farmout, leasehold rights earned thereby shall be owned solely by those parties who participated in the drilling and completion of such earning well. Any party hereto which was a non-consenting party in the drilling and/or completion of such earning well shall own no interest in such leasehold rights. Unless otherwise mutually agreed, this AMI shall terminate 6 months after the expiration of the last lease within the AMI Area. All interests under this paragraph shall be offered on an after casing point basis.


                                  ARTICLE VIII.
                                  MISCELLANEOUS

A.       Article Headings

         The article headings inserted in this Agreement are utilized solely for reference purposes and do not constitute substantive matters to be considered in construing the terms of this Agreement.

B.       Time is of the Essence

         It is specifically understood and agreed that time is of the essence hereunder.

C.       Liability
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         It is not the purpose of this Agreement to create a partnership, mining partnership, partnership for a specific purpose, joint venture, or any other relationship, which would render the parties liable as partners, associates, or joint venturers. Further, each of Essex and Participant specifically agrees and covenants that it shall not engage in any conduct which would violate state or federal securities laws, regulations or rulings.

D.       Entire Agreement

         This Agreement, when joined by a fully executed Operating Agreement, shall constitute the entire Agreement between the parties hereto relative to the Farmout Lands and the AMI Area and supersedes any prior agreements, promises, negotiations or representations, whether written or oral, not expressly set forth in this in this Agreement. No variations, modifications, or changes herein or hereof shall be effective unless evidenced by written documents by both parties hereto.

E.       Binding Agreement

         The terms, covenants and conditions of this Agreement shall be binding upon, and shall enure to the benefit of, the parties hereto and to their respective heirs, executors, administrators, successors and assigns, and such terms, covenants and conditions shall be deemed as covenants running with the lands and leases covered hereby. It is stipulated, however, that no assignment or transfer by Participant, however accomplished, of any right, title, or interest acquired hereunder shall relieve such party of any liability or obligation herein assumed, except with written consent of the other parties.

F.       Governing Law

         The laws of the State of Wyoming shall govern this Agreement.

G.       Further Assurances

         The parties hereto shall execute, acknowledge and deliver such instruments and take such actions as may be reasonably necessary to fulfill their respective obligations under this Agreement. Essex hereby covenants and agrees that it shall promptly execute, acknowledge and deliver to Participant all transfers, assignments, novations and other conveyances of title to the interest in and to the Farmout Lands earned by Participant hereunder following the earning of an interest therein by Participant.

H.       Acceptance

         If the foregoing fully sets forth your understanding of our agreement, please so indicate by signing in the space provided below and return one (1) fully executed original hereof on or before January 25, 2000.


DATED AND EFFECTIVE THIS ___________DAY OF _________, 2000.
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Essex Energy Inc                           For:  GEOCAN Energy Inc.


By:_______________________                 By:  _____________________________

Doug Street, President                     Title: ___________________________